EXHIBIT 10.53

Written Description of Transaction Success and Retention Program

On December 15, 2014, the Compensation Committee of the Board of Directors of eBay Inc. (the "Company") adopted an arrangement in which certain of the Company’s executives will participate.  The executives that may participate include the CEO and CFO, as well as any other executive officers who will not be continuing with either ongoing company after the separation of the Company’s ecommerce and payments businesses (“Departing Executive Officers”).   Under the terms of the arrangement, called the Transaction Success and Retention Program, each Departing Executive Officer would be entitled to certain benefits in the event the officer remains employed through the separation of the Company’s ecommerce and payments businesses and his or her employment is terminated at the time of separation.

The benefits for the CEO and CFO would include a cash payment equal to two times annual base salary and two times the annual cash incentive paid at the target amount, as well as the acceleration of all restricted stock unit and stock option awards that were outstanding and unvested as of the date of termination of employment.  The benefits for other Departing Executive Officers would include a cash payment equal to 1.5 times annual base salary and 1.5 times the annual cash incentive paid at the target amount, as well as the acceleration of all restricted stock unit and stock option awards that were outstanding and unvested as of the date of termination of employment.  In addition, for all stock option awards granted in calendar years 2013, 2014 and 2015, if any, the post-termination period to exercise any vested options will be extended from 90 days to 36 months.

Performance under all outstanding performance-based restricted stock unit ("PBRSU") awards will be calculated in accordance with the terms of the plans under which such awards were granted, although the existing performance targets will be tied to performance as of the quarter most recently completed to recognize the shorter performance period.  In addition, the time-based vesting elements of any resulting PBRSU awards granted will also accelerate.

In the event that the separation occurs prior to December 31, 2015, performance for the 2015 vest under outstanding performance share unit awards will be determined based on total shareholder return calculated on the date immediately prior to the effective date of the separation and the 2016 vest will be cancelled.  All other terms of the performance share unit awards will remain in full force and effect.